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                                  Exhibit 3.3

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                            CERTIFICATE OF AMENDMENT

                    OF RESTATED CERTIFICATE OF INCORPORATION

                            OF FAB INDUSTRIES, INC.

                           --------------------------

                           Pursuant to Section 242 of
                          the General Corporation Law
                            of the State of Delaware

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     Fab Industries, Inc. (hereinafter the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     1. The name of the Corporation is FAB INDUSTRIES, INC. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 21, 1966.

     2. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for a vote to approve the amendment at the Corporation's annual meeting. The resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by deleting Article IV in its entirety and substituting in its place the following:

          "Article IV: The total number of shares of stock which the Corporation shall have authority to issue is 17,000,000, consisting of 15,000,000 shares of Common Stock, each such share having a par value of $.20, and 2,000,000 shares of Preferred Stock, each such share having a par value of $1.00."

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     3. The aforesaid resolution was approved by the Board of Directors of the
Corporation at a meeting of the Board duly held in accordance with the Corporation's by-laws and the General Corporation Law of the State of Delaware.

     4. The aforesaid resolution was approved by the stockholders of the Corporation by a vote of the majority of the outstanding stock entitled to vote thereon at the Corporation's Annual Meeting of Stockholders on May 7, 1992 duly held in accordance with the Corporation's by-laws and Section 222 of the General Corporation Law of the State of Delaware.

     5. The aforesaid resolution was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its Vice President this 10th of February, 1995.


                                      FAB INDUSTRIES, INC.



                                      By:   /s/ Howard Soren
                                         ------------------------
                                            Name: Howard Soren
                                            Title: Vice President